Exhibit 8.2

November         , 2004

Board of Directors

Royal Financial, Inc.

9226 South Commercial Avenue

Chicago, IL 60617

Board of Directors

Royal Savings Bank

9226 South Commercial Avenue

Chicago, IL 60617

RE:	Illinois Income Tax Consequences of Conversion of

Royal Savings Bank from an Illinois–Chartered

Mutual Savings Bank to an Illinois–Chartered Stock

Savings Bank

To The Members of the Board of Directors:

In accordance with your request, we render our opinion relating to the Illinois income tax consequences of the proposed conversion (the “Conversion”) of Royal Savings Bank (“Royal Bank”) and the acquisition of all of Royal Bank’s capital stock by Royal Financial, Inc., a Delaware corporation (“Royal Financial”).

Statement of Facts

The facts and circumstances surrounding the Conversion are quite detailed and are described in length in the Plan of Conversion approved by the Board of Directors of Royal Bank, dated August 18, 2004 (the “Plan”). However, a brief summary of the Plan is as follows:

Royal Bank is an Illinois-chartered mutual savings bank (Royal Bank, prior to the Conversion sometimes referred to as “Mutual Bank”). As a mutual savings bank, Mutual Bank has no authorized stock. For what are stated to be valid business reasons, Mutual Bank wishes to amend its charter to permit it to continue operations in the form of an Illinois–chartered stock savings bank (Royal Bank, subsequent to the Conversion sometimes referred to as “Stock Bank”). The fair market value of the Stock Bank deposit accounts received by Royal Bank’s deposit account holders will be equal to the fair market value of the Royal Bank deposit accounts surrendered as a result of the Conversion. In connection with the Conversion, Stock Bank will become a wholly-owned subsidiary of Royal Financial.

Board of Directors

Royal Financial, Inc.

Royal Savings Bank

November     , 2004

Opinion

You have provided us with a copy of the federal income tax opinion of the Conversion prepared by Vedder, Price, Kaufman & Kammholtz, P.C., dated November     , 2004 (the “Federal Tax Opinion”) in which they have opined, inter alia, that the Conversion will be a transaction described in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

Our opinion regarding the Illinois income tax consequences is based on the facts and incorporates the capitalized terms contained in the Federal Tax Opinion. Our opinion on the Illinois income tax consequences assumes that the final federal income tax consequences of the Conversion will be those outlined in the Federal Tax Opinion.

Should it finally be determined that the facts and the federal income tax consequences are not as outlined in the Federal Tax Opinion, the Illinois income tax consequences and our Illinois tax opinion will differ from what is contained herein. Our opinion is based on the current Illinois tax law which is subject to change.

Our opinion adopts and relies upon the facts, assumptions, representations and conclusions as set forth in the Federal Tax Opinion and assumes they are accurate, true and complete. Based upon that information, we render the following opinion with respect to the Illinois income tax consequences of the proposed transaction.

(1)	No gain or loss shall be recognized by Mutual Bank or Stock Bank as a result of the Conversion. ITA Sec. 403(a) (35 ILCS 5/403(a))

(2)	No gain or loss will be recognized by Stock Bank or Royal Financial upon the receipt by Stock Bank of money from Royal Financial in exchange for shares of Stock Bank’s capital stock or by Royal Financial upon the receipt of money from the sale of its common stock. ITA Sec. 403(a) (35 ILCS 5/403(a))

(3)	No gain or loss shall be recognized by Eligible Account Holders of Mutual Bank and Supplemental Eligible Account Holders of Mutual Bank upon the issuance to them of withdrawable deposit accounts in Stock Bank, plus interests in the liquidation account of Stock Bank, in exchange for their withdrawable deposit accounts in Mutual Bank. ITA Sec. 203(a)(1) (35 ILCS 5/203(a)(1))

(4)	The tax basis of Mutual Bank’s assets in the hands of Stock Bank will be the same as the tax basis of those assets in the hands of Mutual Bank immediately prior to the Conversion. ITA Sec. 403(a) (35 ILCS 5/403(a))

(5)	Stock Bank’s holding period of the assets of Mutual Bank will include the period during which such assets were held by Mutual Bank prior to the Conversion. ITA Sec. 403(a) (35 ILCS 5/403(a))

Board of Directors

Royal Financial, Inc.

Royal Savings Bank

November     , 2004

(6)	Provided that the amount to be paid for such stock pursuant to the subscription rights is equal to the fair market value of the stock, no gain or loss will be recognized by Eligible Account Holders of Mutual Bank and Supplemental Eligible Account Holders of Mutual Bank upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in Royal Financial. Gain realized, if any, by Eligible Account Holders and Supplemental Eligible Account Holders on the distribution to them of nontransferable subscription rights to purchase shares of common stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights. ITA Sec. 203(a)(1) (35 ILCS 5/203(a)(1))

(7)	A depositor’s basis in the savings deposits of Stock Bank will be the same as the basis of the savings deposits in Mutual Bank. The basis of the interests in the liquidation account of Stock Bank received by Eligible Account Holders of Mutual Stock and Supplemental Eligible Account Holders of Mutual Bank will be equal to the cost of such property (i.e., the fair market value of the proprietary interests in Royal Bank) which in this transaction we assume to be zero. ITA Sec. 203(a)(1) (35 ILCS 5/203(a)(1))

(8)	The basis of the Royal Financial common stock to its stockholders will be the purchase price thereof, plus the basis, if any, of nontransferable subscription rights. Accordingly, assuming the nontransferable subscription rights have no value, the basis of the common stock to Eligible Account Holders of Mutual Bank and Supplemental Eligible Account Holders of Mutual Bank will be the amount paid therefor. ITA Sec. 203(a)(1) (35 ILCS 5/203(a)(1))

(9)	The holding period of the Royal Financial Stock purchased pursuant to the exercise of the nontransferable subscription rights shall commence on the date on which the right to acquire such stock was exercised. ITA Sec. 203(a)(1) (35 ILCS 5/203(a)(1))

The above opinions are effective to the extent that Royal Bank is solvent. No opinion is expressed about the tax treatment of the transaction if Royal Bank is insolvent. Whether or not Royal Bank is solvent will be determined at the end of the taxable year in which the transaction is consummated.

Our opinion is based upon legal authorities currently in effect, which authorities are subject to modification or challenge at any time and perhaps with retroactive effect. Further, no opinion is expressed under the provisions of any of the other sections of the Illinois Code and Income Tax Regulations which may also be applicable thereto, or to the tax treatments of any conditions existing at the time of, or effects resulting from, the transaction, which are not specifically covered by the opinions set forth above.

If any fact contained in this opinion letter or the Federal Tax Opinion changes to alter the federal tax treatment, it is imperative that we be notified in order to determine the effect on the Illinois income tax consequences, if any.

Board of Directors

Royal Financial, Inc.

Royal Savings Bank

November     , 2004

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to this firm under the headings “The Conversion – Tax Aspects of the Conversion” and “Legal and Tax Opinions” in the Registration Statement. In giving this consent we do not thereby admit that we are within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of SEC.

Very truly yours,

Crowe Chizek and Company LLC